Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940


10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 1, 1996 THROUGH MARCH 31, 1997


ALLIANCE ALL MARKET ADVANTAGE FUND, INC.

								     Shares
		       Date        Shares     % of Fund  Price per  Purchased
Security              Purchased   Purchased  Assets (1)   Share    Fund Group
NEO Magic              03/13/97     1,500      0.00%       12.000      32,600
Coldwater Creek        01/28/97     1,000      0.00%       15.000       3,300
Circuit City           02/04/97    33,500      0.90%       20.000     238,900
  (Car Max Group)
Yurie Systems Inc      02/05/97     4,500      0.10%       12.000      14,900
Siligan Holdings       02/13/97     9,800      0.30%       20.000     142,000
Trusted Info           10/10/96     1,400      0.00%       13.000      49,000
Sabre Group Holdings   10/10/96     8,200      0.40%       27.000     271,500
XL Connect             10/17/97       900      0.00%       15.000      29,800
Cybermedia             10/23/96       900      0.00%       16.000      31,100
Infinity Financial     10/25/96       400      0.00%       16.000      14,000
Mazel Stores           11/21/96     2,000      0.10%       21.000       2,000
Nuskin Asia            11/21/96     3,900      0.10%       23.000      44,100



  Total
 Shares      % of Issue
 Issued      Purchased                                    Shares
  (000)       By Group (2)       Broker(s)                 Held
 3,000,000     1.09%         Morgan Stanley                    0
 2,500,000     0.13%         Montgomery                        0
21,860,000     1.09%         Morgan Stanley                    0

 4,000,000     0.37%         Alex Brown                        0
 4,500,000     3.16%         Goldman Sachs                     0
 3,400,000     1.44%         JP Morgan                         0
20,200,000     1.34%         Goldman Sachs                     0
 2,900,000     1.03%         Alex Brown                        0
 2,500,000     1.24%         Hambrecht                         0
 2,500,000     0.56%         Goldman Sachs                     0
 2,574,000     0.08%         William Blair                     0
 9,100,000     0.48%         Merrill Lynch                     0



1  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exceed 10% of the principal amount of the offering.